Exhibit 99.28(d)(4)

AMENDMENT NO. 2 TO SUB-ADVISORY AGREEMENT

This Amendment No. 2 to the Sub-Advisory Agreement (this “Amendment No. 2”), is made as of this __ day of __________, 2026 by and between Advisors Asset Management, Inc. (the “Advisor”), and Hartford Investment Management Company (the “Sub-advisor”).

RECITALS

WHEREAS, the Advisor and the Sub-advisor are parties to that certain Sub-Advisory Agreement dated February 1, 2023, as amended on March 17, 2023 (the “Sub-Advisory Agreement”); and

WHEREAS, the Advisor and the Sub-advisor wish to modify the Sub-Advisory Agreement in certain respects.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Advisor and the Sub-advisor agree as follows:

1.	Definitions.

Unless otherwise defined herein, capitalized terms used in this Amendment No. 2 shall have the definitions provided in the Sub-Advisory Agreement.

2.	Amendments to the Existing Agreement.

The Sub-Advisory Agreement is hereby amended as follows. Section 2 (Duties of the Advisor) is deleted in its entirety and replaced with the following:

SECTION 2. DUTIES OF THE ADVISOR

In order for the Sub-advisor to perform the services required by this Agreement, the Advisor (i) shall make reasonable efforts to cause all service providers to the Trust to furnish information to the Sub-advisor and assist the Sub-advisor as may be reasonably required; (ii) shall ensure that the Sub-advisor has reasonable access to all records and documents relevant to the Portfolio maintained by the Trust, the Advisor or any service provider to the Trust; (iii) shall deliver to the Sub-advisor copies of all material relevant to the Sub-advisor or the Portfolio and that the Advisor provides to the Board in accordance with Advisory Agreement; and (iv) shall promptly notify the Sub-advisor if the Fund becomes an investment option of a plan or program of a “government entity” as defined in Advisers Act Rule 206(4)-5.

3.	Governing Law; Severability; Counterparts.

This Amendment No. 2 shall be governed by, and the provisions of this Amendment No. 2 shall be construed and interpreted under and in accordance with, the laws of the State of Delaware. If any provision of this Amendment No. 2 is held to be illegal, invalid or unenforceable under present or future law, such provision shall be fully severable, and the remaining provisions of this Amendment No. 2 shall remain in full force and effect. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF the parties hereto have caused this Amendment No. 2 to be signed in duplicate (with each of said duplicates being deemed to be an original) effective as of the later of the day and year first above written or the date that this Amendment No. 2 has been approved by the Trust and the Trust’s Board of Trustees as required under the Sub-Advisory Agreement and the Investment Company Act of 1940.

Advisors Asset Management, Inc.

By:
Name:
Title:

Hartford Investment Management Company

By:
Name:	David Ferreira
Title:	Managing Director